SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

October 28, 2005

Date of Report (Date of earliest event reported)

PMC-SIERRA, INC.

(Exact name of Registrant as specified in its charter)

Delaware	0-19084	94-2925073
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

3975 Freedom Circle

Santa Clara, CA 95054

(Address of Principal Executive Offices) (Zip Code)

(408) 239-8000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On October 28, 2005, the Board of Directors of PMC-Sierra, Inc. (the “Company”) approved an acceleration of vesting of the Company’s stock options granted on December 29, 2003 to employees and executive officers under the Company’s 1994 Incentive Stock Plan and its 2001 Stock Option Plan that have an exercise price per share of $20.13 (the “Acceleration”). As a result of the Acceleration, options to purchase approximately 2.4 million shares of the Company’s common stock will become immediately exercisable, of which options to purchase 0.8 million shares were held by executive officers.

As these options had exercise prices in excess of the current market value of the Company’s common stock, based on the closing price of $6.34 per share on October 28, 2005 (they were “underwater”), and were not fully achieving their original objectives of incentive compensation and employee retention, the Company expects the acceleration to have a positive effect on employee morale, retention and perception of option value. In addition, the accelerated vesting eliminates future compensation expense the Company would otherwise recognize in its statement of operations with respect to these accelerated options upon the adoption of Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (Revised 2004), Share-Based Payment (“SFAS 123R”). SFAS 123R is effective for the Company beginning in the first quarter of 2006, and will require that compensation expense associated with stock options be recognized in the statement of operations, rather than as a footnote disclosure in the Company’s consolidated financial statements. The acceleration of the vesting of these options will not cause any additional compensation expense in 2005 and beyond, based on generally accepted accounting principles. Under SFAS 123R the compensation expense associated with these options would have been significant.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PMC-SIERRA, INC.
(Registrant)

Date: November 1, 2005	By:	/s/ Alan F. Krock
Alan F. Krock
Vice President Chief Financial Officer and
Principal Accounting Officer

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